Exhibit 99.2

NEWS RELEASE

Green Plains Renewable Energy Completes Acquisitions of Tennessee Agribusiness

Operations and Enters into an Amended Credit Facility for its Agribusiness Segment

OMAHA, NE (GLOBE NEWSWIRE), April 22, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has completed the previously-announced acquisitions of the five grain elevators located in west Tennessee. The acquisitions add 11.7 million bushels of physical grain storage to Green Plains, increasing existing storage capacity by 63% to 30.3 million bushels, and include grain and fertilizer inventories, and other agribusiness assets.

Upon closing the acquisitions, Green Plains Grain Company and Green Plains Grain Company TN (collectively, “Green Plains Grain”) entered into an amended and restated secured credit facility for a total of $85 million to partially fund the purchase of the west Tennessee assets, provide working capital for the acquired operations, refinance an existing agribusiness term loan, and to refinance and expand an existing agribusiness working capital facility. The security for the credit facility includes a first lien on all real estate and working capital of Green Plains Grain.

“Our strong balance sheet, along with our committed lenders, has positioned Green Plains to further diversify and broaden our operating scale and scope,” stated Todd Becker, President and Chief Executive Officer. “We believe these acquisitions and the expanded credit facility will allow us to continue to grow our business and provide solid returns to our shareholders.”

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 480 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in northwestern Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the agribusiness, ethanol and other industries in which the Company competes; commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

---END---